Exhibit 99.1

Founder Richard Schulze Returns to Best Buy as Chairman Emeritus in
Support of the Company's Renew Blue Transformation Efforts

MINNEAPOLIS, March 25, 2013 – Best Buy and its Founder, Richard Schulze, announced today that Mr. Schulze is returning to the company as its Chairman Emeritus. In addition, Mr. Schulze has nominated Brad Anderson and Al Lenzmeier to serve on the Best Buy Board of Directors, pursuant to a previously disclosed agreement between the company and Mr. Schulze.

"Over the past several months, I have come to know and respect Hubert, and have a high regard for the work he and his executive team are doing to revitalize Best Buy for the benefit of all stakeholders," said Schulze. "My dedication to the company that I founded and love is unwavering and, together with Hubert and the Board, I determined that the best way to support Best Buy would be to return in support of the initiatives underway."

"At the same time, it is a great privilege to nominate to the Board two long-time colleagues, Brad Anderson and Al Lenzmeier, who helped build Best Buy into what it is today and will continue adding great value in their new role," Schulze added.

"The Board has full confidence in Hubert and the management team, and is entirely supportive of the company’s Renew Blue transformation efforts," said Hatim Tyabji, chairman of the Best Buy Board of Directors. "My fellow Board members and I are pleased to welcome Dick back to the company as Chairman Emeritus and are confident that the role he will play in support of the management team can only accelerate the progress that Best Buy has already made."

"I am delighted our Founder, Dick Schulze, is returning to the company as its Chairman Emeritus. His passion, wisdom and insight are legendary, and I know I speak for all my colleagues when I say it was wonderful to see him come to our headquarters recently and engage with employees as he and I walked the halls," said Joly. "I look forward to his engagement as we move forward. I am also delighted to have Brad and Al join our Board and to have the company benefit from their experience and wisdom."

Mr. Anderson and Mr. Lenzmeier join the Best Buy Board of Directors, effective immediately. They will stand for election at the company’s annual shareholder meeting in June 2013.

Media Contact:
Matt Furman
Matt.Furman@bestbuy.com
612-231-2992